       As filed with the Securities and Exchange Commission on August 20, 1998
                                                       Registration No. 33-95156
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                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                               -----------------------

                                   AMENDMENT NO.  4
                                          to
                                      FORM SB-2

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -----------------------

                              WOLVERINE ENERGY 1998-1999
                                 DEVELOPMENT PROGRAM
              Wolverine Energy 1998-1999(A) Development Company, L.L.C.,
             Wolverine Energy 1998-1999(B) Development Company, L.L.C.,
              Wolverine Energy 1998-1999(C) Development Company, L.L.C.,
             Wolverine Energy 1998-1999(D) Development Company, L.L.C.,
              Wolverine Energy 1998-1999(E) Development Company, L.L.C.,
             Wolverine Energy 1998-1999(F) Development Company, L.L.C.,
              Wolverine Energy 1998-1999(G) Development Company, L.L.C.,
             Wolverine Energy 1998-1999(H) Development Company, L.L.C.,
            Wolverine Energy 1998-1999(I) Development Company, L.L.C., and
              Wolverine Energy 1998-1999(J) Development Company, L.L.C.
      (Exact name of registrants as specified in their Articles of Organization)


          Michigan                                     1311                                    To be applied for
(State or other jurisdiction of              (Primary Standard Industrial            (I.R.S. Employer Identification Nos.)
incorporation or organization)               Classification Code Number)

                         4660 South Hagadorn Road, Suite 230
                            East Lansing, Michigan  48823
                                    (517) 351-4444
                 (Address, including zip code, and telephone number,
          including area code, of registrants' principal executive offices)

                               Michael D. Ewing, Esq.
                       Three First National Plaza, Suite 3750
                              Chicago, Illinois 60602
                                   (312) 558-5165
                (Address, including zip code, and telephone number,
                     including area code, of agent for service)
                               -----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: X


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                       CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                         Proposed            Proposed
                                          Amount              maximum             maximum            Amount of
      Title of Securities                  to be           offering price         aggregate          registration
       to be registered               registered (1)       per unit (2)     offering price (1)        fee (3)
----------------------------------------------------------------------------------------------------------------
Membership Interests                      15,000              $1,000            $15,000,000          $5,172.41
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers all Limited Liability Company Membership Interests that may be acquired by investors, whether as limited liability Interests or as general liability Interests.
(2) Subscriptions will be accepted in the minimum amount of five Interests ($5,000), subject to certain lower requirements for investments by IRAs and Keogh Plans and certain state law requirements.
(3)    Previously paid.

                               -----------------------

       THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               SEC registration fee. . . . . . . . . . . . . . .      $ 5,172.41
               NASD filing fee . . . . . . . . . . . . . . . . .          - 0 -
               Accounting fees . . . . . . . . . . . . . . . . .       15,000.00
               Costs of printing and engraving . . . . . . . . .       50,000.00
               Resident agent's fees and expenses. . . . . . . .          - 0 -
               Engineering fees. . . . . . . . . . . . . . . . .          - 0 -
               Legal fees. . . . . . . . . . . . . . . . . . . .       55,000.00
               Registration fees . . . . . . . . . . . . . . . .          - 0 -
               Taxes and fees, federal . . . . . . . . . . . . .          - 0 -
               Taxes and fees, state . . . . . . . . . . . . . .          - 0 -
               Transfer agent's fees . . . . . . . . . . . . . .          - 0 -
               Miscellaneous . . . . . . . . . . . . . . . . . .          - 0 -
                                                                         -------

                  Total                                              $125,172.41
                                                                     -----------
                                                                     -----------


ITEM 14.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 407 and 408 of the Michigan Limited Liability Company Act provides that a Michigan limited liability company may indemnify and hold harmless any person associated with the company and/or purchase and maintain insurance for the same purpose subject to the restrictions contained therein.

     Sections 3.5 through 3.7 of the Company Operating Agreement provide as follows:

          3.5 LIABILITY OF MANAGING PERSONS TO COMPANY AND INTERESTHOLDERS. (a) THE MANAGING PERSONS SHALL HAVE NO LIABILITY TO THE COMPANY OR TO ANY OTHER INTERESTHOLDER FOR ANY LOSS SUFFERED BY THE COMPANY THAT ARISES OUT OF ANY ACTION OR INACTION OF THOSE MANAGING PERSONS IF THOSE MANAGING PERSONS, IN GOOD FAITH, DETERMINED THAT SUCH COURSE OF CONDUCT WAS IN THE COMPANY'S BEST INTEREST AND SUCH COURSE OF CONDUCT WAS WITHIN THE SCOPE OF THIS AGREEMENT AND DID NOT CONSTITUTE NEGLIGENCE OR MISCONDUCT OF THE MANAGING PERSONS INVOLVED.

               (b) NO ACT OF THE COMPANY SHALL BE AFFECTED OR INVALIDATED BY THE FACT THAT A MANAGING PERSON MAY BE A PARTY TO OR HAS AN INTEREST IN ANY CONTRACT OR TRANSACTION OF THE COMPANY IF THE INTEREST OF THE MANAGING PERSON HAS BEEN DISCLOSED OR IS KNOWN TO THE
     INTERESTHOLDERS.

               (c) TO THE FULLEST EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, THE COMPANY SHALL NOT BE LIABLE TO ANY INTERESTHOLDER NOR SHALL ANY MANAGING PERSON BE CONSIDERED TO HAVE BREACHED ANY FIDUCIARY DUTY OF LOYALTY TO THE COMPANY OR ANY INTERESTHOLDER AS THE RESULT OF ANY OF THE FOLLOWING:

                    (1) THE RETENTION OF A MANAGING PERSON AS A CONSULTANT,
               AGENT OR ADVISER TO AN ENTERPRISE IN WHICH THE COMPANY HAS AN INTEREST;

                    (2) THE OWNERSHIP BY A MANAGING PERSON OF DEBT, EQUITY
               OR OTHER INTERESTS IN A VENTURE IN WHICH THE COMPANY OWNS OR MAY IN THE FUTURE OWN AN INTEREST OR THE ORGANIZATION, OPERATION OR ADVISING OF OR THE OWNERSHIP OF INTERESTS IN ANY ENTITY THAT MAY PARTICIPATE IN SUCH VENTURE, WHETHER OR NOT THE INTERESTS OF THE MANAGING PERSON ARE ON TERMS MORE OR LESS FAVORABLE THAN THOSE AFFORDED THE COMPANY;

                    (3) THE PARTICIPATION BY A MANAGING PERSON OR ANY
               ENTITY ORGANIZED OR ADVISED BY IT IN A VENTURE IN LIEU OF THE COMPANY'S PARTICIPATION OR INCREASING ITS PARTICIPATION IN THE VENTURE, WHETHER OR NOT THE TERMS AFFORDED TO THE MANAGING PERSON ARE MORE OR LESS FAVORABLE THAN THOSE AFFORDED THE COMPANY;

                    (4) ANY TRANSACTIONS WITH MANAGING PERSONS OR ENTITIES
               IN WHICH THEY HAVE AN INTEREST, WHETHER OR NOT THE TERMS OF THOSE TRANSACTIONS ARE DETERMINED BY COSTS TO THE MANAGING PERSONS

               OR ENTITIES, INDEPENDENT APPRAISALS OR COMPARABLE THIRD PARTY TRANSACTIONS; OR

                    (5) ANY OTHER CONFLICT OF INTEREST OR CONFLICTING DUTY
               DESCRIBED IN THE PROSPECTUS OR THIS AGREEMENT.

     THIS SECTION 3.5(c) DOES NOT RELIEVE ANY MANAGING PERSON FROM ANY DUTY TO EXERCISE APPROPRIATE BUSINESS JUDGMENT OR CARE (BUT WHICH SHALL NOT BE ENHANCED BY ANY DUTY OF LOYALTY), WHICH DUTY OF JUDGMENT OR CARE SHALL BE GOVERNED BY THE OTHER PROVISIONS OF THIS AGREEMENT, BUT THE TAKING OF ANY ACTION DESCRIBED IN ANY PORTION OF THIS SECTION 3.5(c) SHALL NOT IN AND OF ITSELF BE CONSIDERED FAILURE TO EXERCISE APPROPRIATE JUDGMENT OR TO TAKE THE APPROPRIATE LEVEL OF CARE.

          3.6  INDEMNIFICATION OF MANAGING PERSONS.

               (a) EACH MANAGING PERSON SHALL BE INDEMNIFIED FROM THE COMPANY PROPERTY AGAINST ANY LOSSES, LIABILITIES, JUDGMENTS, EXPENSES AND AMOUNTS PAID IN SETTLEMENT OF ANY CLAIMS SUSTAINED BY HIM IN CONNECTION WITH THE COMPANY OR CLAIMS BY THE COMPANY, IN RIGHT OF THE COMPANY OR BY OR IN RIGHT OF ANY INTERESTHOLDERS, IF THE MANAGING PERSON WOULD NOT BE LIABLE UNDER THE STANDARDS OF SECTION 3.5. THE TERMINATION OF ANY ACTION, SUIT OR PROCEEDING BY JUDGMENT, ORDER OR SETTLEMENT SHALL NOT, OF ITSELF, CREATE A PRESUMPTION THAT THE MANAGING PERSON CHARGED DID NOT ACT IN GOOD FAITH AND IN A MANNER THAT HE REASONABLY BELIEVED WAS IN THE COMPANY'S BEST INTERESTS. TO THE EXTENT THAT ANY MANAGING PERSON IS SUCCESSFUL ON THE MERITS OR OTHERWISE IN DEFENSE OF ANY ACTION, SUIT OR PROCEEDING OR IN DEFENSE OF ANY CLAIM, ISSUE OR MATTER THEREIN, THE COMPANY SHALL INDEMNIFY THAT MANAGING PERSON AGAINST THE EXPENSES, INCLUDING ATTORNEYS' FEES, ACTUALLY AND REASONABLY INCURRED BY HIM IN CONNECTION THEREWITH.

               (b) NOTWITHSTANDING THE FOREGOING, NO MANAGING PERSON NOR ANY BROKER-DEALER SHALL BE INDEMNIFIED, NOR SHALL EXPENSES BE ADVANCED ON ITS BEHALF, FOR ANY LOSSES, LIABILITIES OR EXPENSES ARISING FROM OR OUT OF AN ALLEGED VIOLATION OF FEDERAL OR STATE SECURITIES LAWS, UNLESS (i) THERE HAS BEEN A SUCCESSFUL ADJUDICATION ON THE MERITS OF EACH COUNT INVOLVING ALLEGED SECURITIES LAW VIOLATIONS AS TO THE PARTICULAR INDEMNITEE, OR (ii) THOSE CLAIMS HAVE BEEN DISMISSED WITH PREJUDICE ON THE MERITS BY A COURT OF COMPETENT JURISDICTION AS TO THE PARTICULAR INDEMNITEE, OR (iii) A COURT OF COMPETENT JURISDICTION APPROVES A SETTLEMENT OF THE CLAIMS AGAINST THE PARTICULAR INDEMNITEE. IN ANY CLAIM FOR FEDERAL OR STATE SECURITIES LAW VIOLATIONS, THE PARTY SEEKING INDEMNIFICATION SHALL PLACE BEFORE THE COURT THE POSITIONS OF THE SECURITIES AND EXCHANGE COMMISSION, THE MASSACHUSETTS SECURITIES DIVISION AND OTHER STATE SECURITIES ADMINISTRATORS TO THE EXTENT REQUIRED BY THEM WITH RESPECT TO THE ISSUE OF INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS.

               (c) THE COMPANY SHALL NOT INCUR THE COST OF THAT PORTION OF ANY INSURANCE, OTHER THAN PUBLIC LIABILITY INSURANCE, THAT INSURES ANY PERSON AGAINST ANY LIABILITY FOR WHICH INDEMNIFICATION HEREUNDER IS PROHIBITED.

          3.7 GENERAL PROVISIONS. THE FOLLOWING PROVISIONS APPLY TO ALL RIGHTS OF INDEMNIFICATION AND ADVANCES OF EXPENSES UNDER THIS AGREEMENT AND ALL LIABILITIES DESCRIBED IN THIS ARTICLE 3:

               (a) EXPENSES, INCLUDING ATTORNEYS' FEES, INCURRED BY A MANAGING PERSON IN DEFENDING ANY ACTION, SUIT OR PROCEEDING MAY BE PAID BY THE COMPANY IN ADVANCE OF THE FINAL DISPOSITION OF THE ACTION, SUIT OR PROCEEDING UPON RECEIPT OF AN UNDERTAKING BY THE RECIPIENT TO REPAY SUCH AMOUNT IF IT SHALL ULTIMATELY BE DETERMINED THAT IT IS NOT ENTITLED TO BE INDEMNIFIED BY THE COMPANY UNDER THIS AGREEMENT OR OTHERWISE.

               (b) RIGHTS TO INDEMNIFICATION AND ADVANCES OF EXPENSES UNDER THIS AGREEMENT ARE NOT EXCLUSIVE OF ANY OTHER RIGHTS TO INDEMNIFICATION OR ADVANCES TO WHICH A MANAGING PERSON MAY BE ENTITLED, BOTH AS TO ACTION IN A REPRESENTATIVE CAPACITY OR AS TO ACTION IN ANOTHER CAPACITY TAKEN WHILE REPRESENTING ANOTHER.

               (c) EACH MANAGING PERSON SHALL BE ENTITLED TO RELY UPON THE OPINION OR ADVICE OF OR ANY STATEMENT OR COMPUTATION BY ANY COUNSEL, ENGINEER, ACCOUNTANT, INVESTMENT BANKER OR OTHER PERSON WHICH HE BELIEVES TO BE WITHIN SUCH PERSON'S PROFESSIONAL OR EXPERT COMPETENCE. IN SO DOING, HE WILL BE DEEMED TO BE ACTING IN GOOD FAITH AND WITH THE REQUISITE DEGREE OF CARE UNLESS HE HAS ACTUAL KNOWLEDGE CONCERNING THE MATTER IN QUESTION THAT WOULD CAUSE SUCH RELIANCE TO BE UNWARRANTED.

     Notwithstanding the above, there is no indemnification for losses or expenses arising out of an alleged violation of federal or state securities laws unless there has been a dismissal with prejudice on the merits or a successful adjudication on the merits of each count involving such a violation and the court approves indemnification of litigation costs, or a court approves a settlement and finds that indemnification of the settlement and related costs should be made.


ITEM 15.         RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 16.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits:

          1.1    Form of Soliciting Dealers Agreement*
          3.1    Articles of Association of Wolverine Energy, L.L.C.
          3.2    Operating Agreement of Wolverine Energy, L.L.C.
          4.1    Form of Company Operating Agreement*
          5.1    Form of opinion of Fraser Trebilcock Davis & Foster, P.C.*
          8.1    Form of opinion of Patzik, Frank & Samotny Ltd.*
          10.1   Form of Escrow Deposit Agreement*
          10.2   Form of Turnkey Agreement*
          24.1   Consent of Plante & Moran, LLP*
          24.2   Consent of Fraser Trebilcock Davis & Foster, P.C.*
          24.4   Consent of Patzik, Frank and Samotny Ltd*
          25.1   Power of attorney of George H. Arbaugh, Jr (++, if necessary)

          ------------
          ++     To be filed by amendment
          *      Previously filed

     (b)  Financial statements:

                 None


ITEM 17.         UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, as amended, the undersigned registrant hereby undertakes to file with the Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to the authority conferred in that Section.

     The registrant undertakes to file an annual report of Form 10-K at the conclusion of the fiscal year in which this registration statement is declared effective.

     The registrant undertakes to file a final Form SR indicating the actual application of the proceeds from this offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Act"), may be permitted to directors, officers and controlling persons of Wolverine Energy, L.L.C. (the "Manager"), pursuant to the provisions described hereunder, or otherwise, the Manager has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Manager of expenses incurred or paid by a director, officer or controlling person of the Manager in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Manager will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to its Registration Statement No. 33-95156 on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Lansing, State of Michigan, on the 20th day of August, 1998.

                              WOLVERINE ENERGY 1998-1999 DEVELOPMENT PROGRAM

                              By:  Wolverine Energy, L.L.C.
                                   ------------------------
                                   Manager




                                   By:  /s/ George H.  Arbaugh, Jr.
                                        ---------------------------------------
                                        George H. Arbaugh, Jr., President and
                                        Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                          Title                    Date
          ---------                          -----                    ----



By:  /s/ George H.  Arbaugh, Jr.   President, Chief Executive    August 20, 1998
     ---------------------------   Officer, Chief Accounting
          George H. Arbaugh, Jr.   Officer and sole Director